JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS THIRD-QUARTER 2017 NET INCOME OF
$6.7 BILLION, OR $1.76 PER SHARE

THIRD-QUARTER 2017 RESULTS1

ROE 11% ROTCE[2] 13%	Common equity Tier 1[2] 12.5%	Net payout LTM[3,4] 77%

Firmwide Metrics	■	Reported revenue of $25.3 billion; managed revenue of $26.2 billion[2]
	■	Average core loans[2] up 7% YoY and 2% QoQ

CCB ROE 19%	■	Average core loans[2] up 8%; average deposits of $646 billion, up 9%
	■	29.3 million active mobile customers, up 12%
	■	Credit card sales volume[5] and merchant processing volume each up 13%

CIB ROE 13%	■	Maintained #1 ranking for Global Investment Banking fees with 8.2% wallet share YTD
	■	Banking revenue up 5%; Markets revenue down 21%

CB ROE 17%	■	Record revenue of $2.1 billion, up 15%; net income of $881 million, up 13%
	■	Average loan balances of $200 billion, up 10%

AWM ROE 29%	■	Record net income of $674 million, up 21%; revenue of $3.2 billion, up 6%
	■	Average loan balances of $125 billion, up 10%
	■	Record assets under management (“AUM”) of $1.9 trillion, up 10%; 81% of mutual fund AUM ranked in the 1st or 2nd quartile over 5 years

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase delivered solid results in a competitive environment this quarter with steady core growth across the platform. And for the first time, the Firm led the nation in total U.S. deposits, as consumers and businesses continue to view us as their partner of choice.”

Dimon added: “In Consumer & Community Banking, card sales and merchant processing volumes were once again up double digits, while loans and deposits continued to grow strongly. In the Corporate & Investment Bank, we continued to lead our peers in Investment Banking fees, and Treasury Services and Securities Services each generated over $1 billion in revenue. Commercial Banking again delivered outstanding performance with record revenue as our long-term investments in the business are paying off. Our Asset & Wealth Management business delivered strong results with record net income and AUM this quarter.”

Dimon concluded: “The global economy continues to do well and the U.S. consumer remains healthy with solid wage growth. Unfortunately, natural disasters in the U.S. and abroad have impacted many of our customers and we have responded with enormous financial support as well as the expertise and generosity of our employees to help these customers, clients and communities. Building on our success to-date in Detroit, we have announced new initiatives in Chicago and Washington, D.C. to drive inclusive economic growth in those communities. We will be there to do our part. And this is in addition to the $1.7 trillion of credit and capital supplied this year to consumers and small and mid-sized businesses and corporate clients.”

FORTRESS PRINCIPLES

■	Book value per share of $66.95, up 5%; tangible book value per share[2] of $54.03, up 5%

■	Basel III common equity Tier 1 capital[2] of $187 billion and ratio[2] of 12.5%

■	Firm SLR[2] of 6.6%
OPERATING LEVERAGE

■	3Q17 reported expense of $14.3 billion; reported overhead ratio of 57%; 3Q17 adjusted expense[2] of $14.4 billion; adjusted overhead ratio[2] of 55%
CAPITAL RETURN

■	$6.5 billion[4] returned to shareholders in 3Q17

■	$4.5 billion of net repurchases and common dividend of $0.56 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.7 trillion of credit and capital[6] raised YTD

■	$197 billion of credit for consumers

■	$17 billion of credit for U.S. small businesses

■	$601 billion of credit for corporations

■	$820 billion of capital raised for corporate clients and non-U.S. government entities

■	$65 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325
[1]Percentage comparisons noted in the bullet points are calculated for the third quarter of 2017 versus the prior-year third quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting and key performance measures, see page 5.
For additional notes see page 6.
Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure. The discussion below of the Firm's business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 5.
Comparisons noted in the sections below are calculated for the third quarter of 2017 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $25.3 billion, $25.5 billion, and $24.7 billion for the third quarter of 2017, second quarter of 2017, and third quarter of 2016, respectively.

Results for JPM				2Q17		3Q16
($ millions, except per share data)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$26,200	$26,405	$25,512	$(205)	(1)%	$688	3%
Noninterest expense	14,318	14,506	14,463	(188)	(1)	(145)	(1)
Provision for credit losses	1,452	1,215	1,271	237	20	181	14
Net income	$6,732	$7,029	$6,286	$(297)	(4)%	$446	7%
Earnings per share	$1.76	$1.82	$1.58	$(0.06)	(3)%	$0.18	11%
Return on common equity	11%	12%	10%
Return on tangible common equity	13	14	13
Discussion of Results:
Net income was $6.7 billion, an increase of 7%.
Net revenue was $26.2 billion, up 3%. Net interest income was $13.1 billion, up 10%, primarily driven by the net impact of rising rates and loan growth, partially offset by declines in Markets net interest income. Noninterest revenue was $13.1 billion, down 4%, driven by lower Markets revenue.
Noninterest expense was $14.3 billion, down 1%. The prior year included two items totaling $175 million in Consumer & Community Banking.
The provision for credit losses was $1.5 billion, up from $1.3 billion in the prior year. The increase reflected a net reserve build of $303 million in the Consumer portfolio, driven by Card, and higher net charge-offs of $148 million, partially offset by a net reserve release of $116 million in the Wholesale portfolio, primarily driven by Energy7 and Commercial Real Estate. The prior year included a net reserve build in the Consumer portfolio of $226 million and a net reserve release in the Wholesale portfolio of $76 million, primarily driven by Energy7.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q17		3Q16
($ millions)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,033	$11,412	$11,328	$621	5%	$705	6%
Consumer & Business Banking	5,408	5,233	4,719	175	3	689	15
Mortgage Banking	1,558	1,426	1,874	132	9	(316)	(17)
Card, Commerce Solutions & Auto	5,067	4,753	4,735	314	7	332	7
Noninterest expense	6,495	6,500	6,510	(5)	—	(15)	—
Provision for credit losses	1,517	1,394	1,294	123	9	223	17
Net income	$2,553	$2,223	$2,204	$330	15%	$349	16%
Discussion of Results:
Net income was $2.6 billion, an increase of 16%. Net revenue was $12.0 billion, up 6%.

JPMorgan Chase & Co.
News Release

Consumer & Business Banking net revenue was $5.4 billion, up 15%, predominantly driven by higher deposit margins and strong deposit growth. Mortgage Banking net revenue was $1.6 billion, down 17%, largely driven by lower net servicing revenue, loan spread compression, and lower production margins. Card, Commerce Solutions & Auto net revenue was $5.1 billion, up 7%, predominantly driven by higher auto lease volumes and net interest income on higher Card loan balances, partially offset by higher Card new account origination costs.
Noninterest expense was $6.5 billion, flat compared with the prior year. The prior year included two items totaling $175 million related to liabilities from a merchant in bankruptcy and mortgage servicing reserves. Excluding these two items, noninterest expense would have been up 3%, predominantly driven by higher auto lease depreciation and business growth, partially offset by lower marketing expense.
The provision for credit losses was $1.5 billion, an increase of $223 million, driven by higher net charge-offs, due to Card but partially offset by Mortgage, and a higher reserve build in Card. Net charge-offs included $63 million of incremental charge-offs reported in accordance with regulatory guidance8, predominantly in Auto.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q17		3Q16
($ millions)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,590	$8,889	$9,455	$(299)	(3)%	$(865)	(9)%
Banking	3,094	3,123	2,940	(29)	(1)	154	5
Markets & Investor Services	5,496	5,766	6,515	(270)	(5)	(1,019)	(16)
Noninterest expense	4,768	4,841	4,934	(73)	(2)	(166)	(3)
Provision for credit losses	(26)	(53)	67	27	51	(93)	NM
Net income	$2,546	$2,710	$2,912	$(164)	(6)%	$(366)	(13)%
Discussion of Results:
Net income was $2.5 billion, a decrease of 13%.
Net revenue was $8.6 billion, down 9% compared with the prior year. Banking revenue was $3.1 billion, up 5%. Investment Banking revenue was $1.7 billion, down 2%, driven by lower equity and debt underwriting fees, largely offset by higher advisory fees. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $1.1 billion, up 15%, driven by the impact of higher interest rates and growth in operating deposits. Lending revenue was $331 million, up 17%, reflecting lower mark-to-market losses on hedges.
Markets & Investor Services revenue was $5.5 billion, down 16%, driven by lower Markets revenue, down 21%. Fixed Income Markets revenue was down 27%, as lower revenue across all products was driven by sustained low volatility and tighter credit spreads, against a very strong prior year. Equity Markets revenue was down 4% compared to a strong prior year, reflecting lower revenue in derivatives predominantly offset by strength in Prime Services and Cash Equities. Securities Services revenue was $1.0 billion, up 10%, driven by higher interest rates and deposit growth, as well as higher asset-based fees driven by improving market conditions.
Noninterest expense was $4.8 billion, down 3%, driven by lower compensation expense.
The provision for credit losses was a benefit of $26 million, which included a net reserve release in Energy7. The prior year was an expense of $67 million, which included a net reserve build in Energy7.

COMMERCIAL BANKING (CB)

Results for CB				2Q17		3Q16
($ millions)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,146	$2,088	$1,870	$58	3%	$276	15%
Noninterest expense	800	790	746	10	1	54	7
Provision for credit losses	(47)	(130)	(121)	83	64	74	61
Net income	$881	$902	$778	$(21)	(2)%	$103	13%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $881 million, an increase of 13%.
Net revenue was $2.1 billion, up 15%, predominantly driven by higher net interest income due to higher deposit spreads and loan growth.
Noninterest expense was $800 million, up 7%, largely driven by hiring of bankers and business-related support staff, and investments in technology.
The provision for credit losses was a benefit of $47 million, driven by reserve releases largely in Commercial Real Estate. The prior year was a benefit of $121 million driven by reserve releases largely in Energy7.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q17		3Q16
($ millions)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,245	$3,212	$3,047	$33	1%	$198	6%
Noninterest expense	2,181	2,192	2,130	(11)	(1)	51	2
Provision for credit losses	8	4	32	4	100	(24)	(75)
Net income	$674	$624	$557	$50	8%	$117	21%
Discussion of Results:
Net income was $674 million, an increase of 21%.
Net revenue was $3.2 billion, an increase of 6%, reflecting higher market levels and strong banking results driven by higher deposit spreads.
Noninterest expense was $2.2 billion, an increase of 2%, driven by a combination of higher compensation expense and higher external fees.
Assets under management were $1.9 trillion, up 10%, reflecting higher market levels and net inflows into liquidity and long-term products.

CORPORATE

Results for Corporate				2Q17		3Q16
($ millions)	3Q17	2Q17	3Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$186	$804	$(188)	$(618)	(77)%	$374	NM
Noninterest expense	74	183	143	(109)	(60)	(69)	(48)
Provision for credit losses	—	—	(1)	—	—	1	100%
Net income/(loss)	$78	$570	$(165)	$(492)	(86)%	$243	NM
Discussion of Results:
Net income was $78 million, compared with a net loss of $165 million in the prior year.
Net revenue was $186 million, compared with a loss of $188 million in the prior year, primarily due to the benefit of higher rates. Prior quarter net revenue included a $645 million benefit from a legal settlement9.

JPMorgan Chase & Co.
News Release

2.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are considered non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $66.95, $66.05 and $63.79 at September 30, 2017, June 30, 2017, and September 30, 2016, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense/(benefit) of $(107) million, $61 million and $(71) million for the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, respectively. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Estimated as of September 30, 2017. The Basel III supplementary leverage ratio (“SLR”), to which the Firm will be subject on January 1, 2018, and Basel III Fully Phased-In capital, risk-weighted assets and capital ratios, to which the Firm will be subject on January 1, 2019, are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) that results, for each quarter, in the lower ratio (the “Collins Floor”). These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, including the Collins Floor, see Capital Risk Management on pages 76-85 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and pages 42-48 of the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

e.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

3.	Last twelve months (“LTM”).

4.	Net of stock issued to employees.

5.	Excludes Commercial Card.

6.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

7.	Energy includes Oil & Gas, Natural Gas Pipelines, and Metals & Mining.

8.
The Firm reported $63 million of net charge-offs in the third quarter of 2017, in accordance with regulatory guidance regarding the timing of loss recognition for certain auto and residential real estate loans in bankruptcy and auto loans where assets were acquired in loan satisfaction.

9.
The legal benefit in the second quarter of 2017 related to a settlement with the FDIC receivership for Washington Mutual and with Deutsche Bank as trustee to certain Washington Mutual trusts, and was recognized in noninterest revenue in Corporate.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 12, 2017, at 8:30 a.m. (Eastern) to present third quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on October 12, 2017, through midnight, October 26, 2017, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 84336774. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.